 Exhibit 99.1

FOR IMMEDIATE RELEASE                                          Contact:                  Zac Nagle
February 22, 2012                                                                                                Vice President,
Investor Relations and Communications
713-753-5082

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082

KBR ANNOUNCES EARNINGS PER DILUTED SHARE OF $0.60 FOR FOURTH QUARTER 2011 AND $3.16 FOR FULL YEAR 2011

▪	Full year 2011 earnings per diluted share up 53% compared to full year 2010

▪	KBR full year 2011 revenue, excluding the LogCAP project, up 4%

▪	Cash flows from operating activities for full year 2011of $650 million; up 18% compared to full year 2010

▪	Continued strong balance sheet with $966 million cash and equivalents

HOUSTON, Texas – KBR (NYSE:KBR) announced today that fourth quarter 2011 net income attributable to KBR was $90 million, or $0.60 per diluted share, compared to net income attributable to KBR of $78 million, or $0.51 per diluted share, in the fourth quarter of 2010.

Consolidated revenue in the fourth quarter was $2.1 billion compared to $2.3 billion in the fourth quarter of 2010. Operating income was $136 million compared to $148 million in the prior year fourth quarter. Fourth quarter operating income, when compared to the prior year fourth quarter, was negatively impacted by approximately $25 million in cost and schedule issues on three legacy projects at Roberts & Schaefer and lower profits in Downstream, Oil and Gas, and Services.

Hydrocarbons revenue and income was $989 million and $99 million, down 7% and 14%, respectively, compared to the fourth quarter of 2010. Infrastructure, Government, and Power (IGP) revenue in the fourth quarter was $707 million, down $138 million compared to the prior year fourth quarter. The fourth quarter of 2011 included an expected revenue reduction of $222 million, compared to the prior year fourth quarter, related to reduced activity on the LogCAP contracts. IGP income was $55 million in the fourth quarter, up $17 million or 45%, compared to the prior year fourth quarter. Services revenue and income in the fourth quarter was $378 million and $15 million, down 7% and 50%, respectively, compared to the fourth quarter of 2010.

“2011 was another solid year for KBR with consistent execution and operating performance across our businesses. This resulted in strong cash generation of $650 million from operations and a year-end cash balance of almost a billion dollars,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “The strong balance sheet, execution momentum, and a robust prospect portfolio aligns KBR for continued success in 2012 and beyond.”

Hydrocarbons Results

Gas Monetization job income was $65 million compared to job income of $57 million in the fourth quarter of 2010. The increase in job income was primarily related to increased profits on the Kitimat, Ichthys, and Browse LNG projects as well as the Statoil KEP engineering services project in Norway. Partially offsetting this increase was lower work volumes on the Escravos GTL and Skikda LNG projects as well as the Pearl GTL project as the project nears completion.

Oil and Gas job income was $23 million compared to job income of $37 million in the fourth quarter of 2010. The decrease in job income was primarily related to the completion, or near completion, of several projects including the CLOV floating production, storage, and offloading (FPSO), BP Quad 204 FEED, and Jack St. Malo. Partially offsetting this decrease was work on the BP Shah Deniz FEED and Quad 204 detailed design. The fourth quarter of 2010 included a $7 million gain from a project close-out settlement on an offshore FPSO project.

Downstream job income was $19 million compared to job income of $44 million in the fourth quarter of 2010. The decrease in job income was primarily related to the reduced work volumes on a number of international refinery projects and a fourth quarter of 2010 contingency release on the Saudi Kayan project.

Technology job income was $22 million compared to job income of $12 million in the fourth quarter of 2010. The increase in job income was primarily related to the sale of proprietary equipment for an ammonia plant in Brazil and several new ammonia and aniline projects in Indonesia, Egypt, China, and Saudi Arabia. The fourth quarter of 2010 included an unfavorable jury verdict on a project dispute.

Infrastructure, Government, and Power Results

North American Government and Logistics (NAGL) job income was $45 million compared to job income of $29 million in the fourth quarter of 2010. The increase in job income is primarily related to net favorable cost reserve adjustments.

International Government, Defence and Support Services (IGDSS) job income was $50 million compared to job income of $26 million in the fourth quarter of 2010. The increase in job income primarily related to improved margins on the Allenby & Connaught, Namsa Kabul, Namsa KAF, Afghanistan ISP, and CONLOG projects.

Infrastructure and Minerals (I&M) loss was $7 million compared to job income of $15 million in the fourth quarter of 2010. The decrease in job income was primarily related to approximately $25 million in cost and schedule issues on three legacy projects at Roberts & Schaefer. Partially offsetting this decrease was the ramp up of the Hope Downs 4 project in Australia.

Power and Industrial (P&I) job income was $6 million compared to job income of $2 million in the fourth quarter of 2010. The increase in job income was primarily related to the ramp up and increased activity on newly awarded waste-to-energy expansion and coal gasification projects, increased work volumes on forest products-related engineering contracts, and the close-out of an activated carbon project.

Services Results

Services job income was $30 million compared to job income of $47 million in the fourth quarter of 2010. The decrease in job income was primarily driven by lower margins and reduced activity in Industrial Services, the completion of several large U.S. construction projects, and the close-out of a large project in Canada in the prior year fourth quarter.

Ventures Results

Ventures job income was $13 million compared to job income of $9 million in the fourth quarter of 2010. The increase in job income was primarily related to higher ammonia prices related to the EBIC ammonia project in Egypt.

Corporate

Corporate general and administrative expense was $51 million compared to $55 million in the prior year fourth quarter. Cost controls and budgetary discipline are evident in all areas.

Total cash provided by operating activities in the fourth quarter of 2011 was $338 million and was $650 million for the twelve months of 2011, driven by overall earnings and improved working capital management.

The effective tax rate for the fourth quarter 2011 was approximately 19%.

During the fourth quarter of 2011, KBR had share repurchases of $22 million, capital expenditures of $17 million, pension contributions of $8 million, and quarterly dividend payments of $7 million.

Full Year 2012 Outlook

The KBR full year 2012 earnings per diluted share guidance is in the $2.45 to $2.80 range.

Significant Achievements and Awards

▪
KBR, JGC Corporation (JGC) and Chiyoda Corporation (Chiyoda) jointly announced that INPEX CORPORATION and Total S.A. (the Ichthys Owners) have notified the joint venture formed by JGC, KBR and Chiyoda, the JKC JV, that the Final Investment Decision for the Ichthys LNG project has been achieved. As part of this notification, the Ichthys Owners have issued a notification of award to the JKC JV for the engineering, procurement and construction for Ichthys LNG Project. The Ichthys Owners and the JKC JV have executed a formal letter of award for the initial engineering, procurement and construction activities for the project.

▪
KBR was awarded a contract to upgrade Rio Tinto’s fuel assets as part of the mining company’s investment in power and fuel supply projects to underpin existing and future expansion of iron ore production capacity in the Pilbara region of Western Australia. KBR’s minerals division will provide engineering, procurement and construction management services to install fuel assets and storage in five locations: port facilities at Cape Lambert and Dampier, mines at Brockman and West Angelas and a maintenance yard located near Dampier. The infrastructure will help provide certainty in meeting Rio Tinto’s fuel requirements.

▪
KBR was awarded a contract to provide construction services for ExxonMobil’s new synthetics lubricant base stock facility to be built at ExxonMobil’s refinery and chemical plant complex in Baytown, Texas. When completed in 2013, the facility will produce ExxonMobil Chemical’s high-viscosity SpectraSyn Elite™ metallocene PAO base stock. KBR’s scope of work for the Baytown plant includes site work, civil, structural, pipe, electrical, instrumentation and mechanical installation, test and checkout services.

▪
KBR was awarded a contract by the U.S. Army Corps of Engineers Philadelphia District to serve as a contingency electrical power generation contractor in Afghanistan. KBR will provide electrical power generation in support of U.S. military operations at forward operating bases in Afghanistan. KBR and the other two selected contractors will compete for task orders under the contract which has a ceiling value of $490 million over five years.

▪
KBR was awarded a hybrid Firm-Fixed-Priced /Cost-Plus-Fixed-Fee Single Award Task Order Contract for the United States Army Europe (USAREUR) Support Contract. The contract is for a one-year base and four one-year option periods for a total of five years. The maximum capacity of the contract is estimated at $245 million over the five-year lifespan of the contract. KBR will provide Base Operations and Support Services to USAREUR throughout their area of responsibility encompassing 51 countries. Work includes functions such as: Facility Maintenance & Utility, Troop, Operational and Construction Services. KBR is the incumbent on the existing USC contract and has operated continuously for this client in the Balkans since 1995.

▪
KBR was awarded a job order contract by The Cooperative Purchasing Network to provide construction management services for public entities throughout the entire state of Texas. The one year contract offers six option years for renewal. KBR will provide a full range of construction management services that will vary in size and scope and will include facilities repair, renovations and new construction for all public entities throughout the state.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 22, 2012, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010	
Revenue:				
Hydrocarbons	$	4,258	$	3,969
Infrastructure, Government and Power		3,328		4,299
Services		1,590		1,755
Ventures		65		55
Other		20		21
Total revenue		9,261		10,099
Business group income:				
Hydrocarbons		408		400
Infrastructure, Government and Power		266		272
Services		58		102
Ventures		42		33
Other		9		2
Total business group income		783		809
Unallocated costs:				
Labor cost absorption		18		12
General and administrative		(214)		(212)
Operating income		587		609
Interest expense, net		(18)		(17)
Foreign currency gains (losses), net		3		(4)
Other non-operating expenses		-		(2)
Income before income taxes and noncontrolling interests		572		586
Provision for income taxes		(32)		(191)
Net income		540		395
Net income attributable to noncontrolling interests		(60)		(68)
Net income attributable to KBR	$	480	$	327
Net income attributable to KBR per share:				
Basic	$	3.18	$	2.08
Diluted		3.16		2.07
Basic weighted average shares outstanding		150		156
Diluted weighted average shares outstanding		151		157
Cash dividends declared per share	$	0.20	$	0.15

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

December 31, 2011	December 31, 2010
Assets		
Current assets:		
Cash and equivalents	$ 966	$ 786
Receivables:		
Accounts receivable, net	1,227	1,455
Unbilled receivables on uncompleted contracts	435	428
Total receivables	1,662	1,883
Deferred income taxes	297	199
Other current assets	517	394
Total current assets	3,442	3,262
Property, plant and equipment, net of accumulated depreciation of $364 and $334	384	355
Goodwill	951	947
Intangible assets, net	113	127
Equity in and advances to related companies	190	219
Noncurrent deferred income taxes	128	103
Noncurrent unbilled receivables on uncompleted contracts	313	320
Other assets	152	84
Total assets	$ 5,673	$ 5,417
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 761	$ 921
Due to former parent, net	53	43
Obligation to former noncontrolling interest	1	172
Advanced billings on uncompleted contracts	626	498
Reserve from estimated losses on uncompleted contracts	22	26
Employee compensation and benefits	226	200
Current non-recourse project-finance debt of a variable interest entity	10	9
Other current liabilities	585	470
Total current liabilities	2,284	2,339
Noncurrent employee compensation and benefits	470	397
Noncurrent non-recourse project-finance debt of a variable interest entity	88	92
Noncurrent obligation to former noncontrolling interest	8	8
Other noncurrent liabilities	169	132
Noncurrent income tax payable	141	128
Noncurrent deferred tax liability	71	117
Total liabilities	3,231	3,213
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par	2,005	1,981
Accumulated other comprehensive loss	(548)	(438)
Retained earnings	1,607	1,157
Treasury stock	(569)	(454)
Total KBR shareholders' equity	2,495	2,246
Noncontrolling interests	(53)	(42)
Total shareholders' equity	2,442	2,204
Total liabilities and shareholders' equity	$ 5,673	$ 5,417

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

Revenue:	Three Months Ended December 31, 2011	December 31, 2010	September 30, 2011
Hydrocarbons:			
Gas Monetization	$ 687	$ 748	$ 831
Oil and Gas	116	131	117
Downstream	139	155	136
Technology	47	35	38
Total Hydrocarbons	989	1,069	1,122
Infrastructure, Government and Power			
North American Government and Logistics	409	618	586
International Government, Defence and Support Services	118	85	93
Infrastructure and Minerals	117	70	142
Power and Industrial	63	72	55
Total Infrastructure, Government and Power	707	845	876
Services	378	408	370
Ventures	17	14	14
Other	5	6	5
Total revenue	$ 2,096	$ 2,342	$ 2,387
Business group income (loss):			
Hydrocarbons:			
Gas Monetization	$ 65	$ 57	$ 52
Oil and Gas	23	37	27
Downstream	19	44	18
Technology	22	12	17
Total job income	129	150	114
Impairment of long-lived assets	-	(4)	-
Gain (loss) on disposition of assets	(1)	(1)	1
Division overhead	(29)	(30)	(26)
Total Hydrocarbons	99	115	89
Infrastructure, Government and Power:			
North American Government and Logistics	45	29	61
International Government, Defence and Support Services	50	26	28
Infrastructure and Minerals	(7)	15	19
Power and Industrial	6	2	9
Total job income	94	72	117
Loss on disposition of assets	-	-	(1)
Division overhead	(39)	(34)	(38)
Total Infrastructure, Government and Power	55	38	78
Services:			
Job income	30	47	31
Gain on disposition of assets	1	-	-
Division overhead	(16)	(17)	(16)
Total Services	15	30	15
Ventures:			
Job income	13	9	9
Gain on disposition of assets	-	3	-
Division overhead	(1)	-	(1)
Total Ventures	12	12	8
Other:			
Job income	4	2	5
Impairment of long-lived assets	-	(1)	-
Gain on disposition of assets	1	1	-
Division overhead	(2)	(2)	(2)
Total Other	3	-	3
Total business group income	$ 184	$ 195	$ 193

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

KBR, Inc.: Backlog Information (a)
(Millions)(Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.7 billion, $1.7 billion and $1.7 billion at December 31, 2011, September 30, 2011, and December 31, 2010, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $3.2 billion, $3.6 billion and $4.2 billion at December 31, 2011, September 30, 2011, and December 31, 2010, respectively.

As of December 31, 2011, 25% of our backlog was attributable to fixed-price contracts and 75% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of December 31, 2011, September 30, 2011, and December, 31, 2010.

(b)	Backlog attributable to unfunded government orders was $0.4 billion, $0.4 billion and $0.1 billion as of December 31, 2011, September 30, 2011, and December 31, 2010, respectively.

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